Exhibit (m)(b)

AMBASSADOR FUNDS DISTRIBUTION PLAN

(Revised 06/07/2011)

         This Plan constitutes a Distribution Plan (the "Plan") of AMBASSADOR FUNDS (the "Trust"), a Delaware business trust, with respect to the shares (“Shares”) of those series (the "Funds") of the Trust, or the class of Shares of a Fund, listed on Schedule A hereto, as such exhibit may be amended from time to time hereafter to add additional Funds (or class(es) thereof) or eliminate a Fund or Funds (or a class or classes thereof). This Plan was adopted by the Board of Trustees of the Trust on September 26, 2001.

         1.  This Plan is adopted pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 ("Act"), to allow the Trust to make payments as contemplated herein, in conjunction with the distribution of Shares and providing shareholder services for holders of Shares.

         2.  This Plan is designed to finance activities of the Trust and any registered broker-dealer, investment adviser, financial planner or financial intermediary that is exempt from registration as a broker-dealer (a "Selling Agent") who shall hereafter enter into a selling agreement with QUASAR DTRIBUTORS, LLC, the distributor of the Shares (the "Distributor"), with respect to those activities that are principally intended to result in the sale of Shares, which may include (but are not limited to): (a) providing incentives to sales agents or representatives of a Selling Agent to sell Shares, (b) providing administrative support services to the Funds and their shareholders; (c) compensating other participating financial institutions and other persons ("Administrators") for providing administrative support services to the Funds and their shareholders; (d) paying for costs incurred in conjunction with advertising and marketing of Shares, including the expenses of preparing, printing and distributing prospectuses and sales literature to prospective shareholders, and (d) other costs incurred in the implementation and operation of this Plan. As compensation for services provided pursuant to this Plan, the Distributor will be paid fees out of the net asset value of the Funds at an annual rate not to exceed 0.25% of the average net assets of a Fund held in the accounts that are owned by clients of a Selling Agent with respect to the Funds as described on Schedule A hereto.

         3.  Any payment to the Distributor in accordance with this Plan will be made pursuant to the Distribution Agreement, dated as of August 1, 2000, previously entered into between the Trust and the Distributor. Any payments made by the Distributor to a Selling Agent with monies received as compensation under this Plan will be made pursuant to agreements entered into by the Distributor and each such Selling Agent, substantially in the form of Schedule B hereto.

         4.  The Distributor has the right (i) to select, in its sole discretion, the Selling Agents to participate in the Plan and (ii) to terminate without cause and in its sole discretion any agreement entered into by the Distributor and a Selling Agent.

         5.  Quarterly in each year that this Plan remains in effect, the Distributor shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report complying with the requirements of the Rule and setting forth the amounts expended under the Plan and the purpose for which such expenditures were made.

         6.  This Plan shall become effective with respect to each Fund as of the dates indicated in the exhibit hereto, provided that, as of that date, the Plan shall have been approved with respect to that Fund by majority votes of (a) the Trust's Board of Trustees, including the Trustees who are not "interested persons" of the Trust, as defined in the Act ("Disinterested Trustees") of the Trust, cast in person at a meeting called for the purpose of voting on the Plan; and (b) any outstanding voting securities as defined in Section 2(a)(42) of the Act.

         7.  This Plan shall remain in effect with respect to each Fund for a period of one year from the effective date of its initial approval by the holders of the Shares of a Fund, and may be continued thereafter if this Plan is approved with respect to each Fund at least annually by a majority of the Trust's Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

         8.  All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

         9.  This Plan may not be amended in order to increase materially the costs that a Fund may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of that Fund, as defined in Section 2(a)(42) of the Act.

         10. This Plan may be terminated with respect to a particular Fund at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of a particular Fund as defined in Section 2(a)(42) of the Act; or (c) by the Distributor on 60 days notice to a particular Fund.

         11. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

         12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Section 10 herein.

         13. "Ambassador Funds" and the phrase "Trustees of Ambassador Funds" refer, respectively, to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated March 22, 2000, to which reference is hereby made and a copy of which is on file at the office of the Trust, and to any and all amendments thereto. The obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series and/or class of Shares of the Trust must look solely to the assets of the Trust belonging to such series and/or class for the enforcement of any claims against the Trust.

         14. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

SCHEDULE A

to

AMBASSADOR FUNDS

DISTRIBUTION PLAN

(Amended June 7, 2011)

1.

Investor Shares of the following Series of the Trust (as defined under the Plan) shall participate in the Plan effective as of the dates set forth below:

Name of Series	Date	Compensation (as a percentage of average daily net asset value of shares of the Class)
Ambassador Money Market Fund	December 1, 2005	up to 0.25%
2. The following Series of the Trust shall participate in the Plan effective as of the dates set forth below:
Name of Series	Date	Compensation (as a percentage of average daily net asset value of shares of the Class)
Selkirk Opportunities Fund	July 1, 2011	up to 0.25%
Selkirk Core Fund	July 1, 2011	up to 0.25%
Selkirk Income Fund	July 1, 2011	up to 0.25%
Selkirk Bond Fund	July 1, 2011	up to 0.25%
Selkirk Short-Term Bond Fund	July 1, 2011	up to 0.25%

3.

The Funds shall pay to the Distributor a fee with respect to Shares, computed at an annual rate not to exceed the compensation specified above.  Such fee shall be accrued daily and paid monthly.

Pursuant to Section 6 of the Plan, the undersigned has executed this amended Schedule A as of June 7, 2011.

AMBASSADOR FUNDS

/s/  Brian T. Jeffries

By: Brian T. Jeffries

Its: President